Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement (Form S-8) pertaining to the 2019 Share Incentive Plan of Quhuo Limited of our report dated April 17, 2020 (except for Note 25, as to which the date is June 4, 2020), with respect to the consolidated financial statements of Quhuo Limited included in its Registration Statement (Form F-1 No. 333-238941) and related Prospectus of Quhuo Limited dated July 9, 2020, filed with the Securities and Exchange Commission.

/s/Ernst & Young Hua Ming LLP

Shanghai, the People’s Republic of China

September 18, 2020